EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
RAE Systems Inc.
San Jose, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113437 and 333-109840) and Form S-8 (Nos. 333-105368, 333-88684, 333-85720, 333-32678 and 333-137748) of RAE Systems Inc. of our report dated March 16, 2007, relating to the consolidated financial statements of RAE Systems Inc., before the effects of the adjustments to retrospectively account for the DVR business as a discontinued operation as described in Notes 3 and 5 (the 2006 financial statements before the effects of the adjustments described in Notes 3 and 5 are not presented separately herein), which appears in this Annual Report on Form 10-K.
/s/ BDO Seidman, LLP
San Jose, California
March 12, 2009